Exhibit 4.6

PENN VIRGINIA CORPORATION

AND

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of April 24, 2013

to

Indenture

Dated as of June 15, 2009

10.375% Senior Notes due 2016

THIS FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 24, 2013, is by and among Penn Virginia Corporation, a Virginia corporation (the “Company”), the Subsidiary Guarantors listed on the signature pages hereof and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered (i) the Senior Indenture, dated as of June 15, 2009, (ii) the First Supplemental Indenture (herein so called) to such Senior Indenture, also dated as of June 15, 2009, providing for the issuance of the 10.375% Senior Notes due 2016 and (iii) the Second Supplemental Indenture dated as of April 4, 2011 amending Section 1112 of the First Supplemental Indenture (such Senior Indenture, as amended and supplemented by the First and Second Supplemental Indentures, being herein called the “Indenture”);

WHEREAS, on June 15, 2009, the Company issued $300,000,000 in aggregate principal amount of its 10.375% Senior Notes due 2016 (collectively, the “Notes”);

WHEREAS, $300,000,000 in aggregate principal amount of Notes is currently outstanding;

WHEREAS, Section 1002 of the First Supplemental Indenture provides that, with the consent of Holders of a majority in principal amount of the Notes then outstanding, the Company and the Subsidiary Guarantors, when authorized by a Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by a Board Resolution;

WHEREAS, the Company desires and has requested the Trustee to join with it and the Subsidiary Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 1002 of the First Supplemental Indenture;

WHEREAS, the Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated April 11, 2013 and the related consent and letter of transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (1) the Company has received the consent of the Holders of a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates), all as certified by an Officer’s’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 1003 of the First Supplemental Indenture and (3) the Company and the Subsidiary Guarantors have satisfied all other conditions required under Article Ten of the First Supplemental Indenture to enable the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1 Amendments to Articles Six, Nine and Eleven of the First Supplemental Indenture. The Indenture is hereby amended by (1) substituting the words “three Business Days nor more than 60 calendar” for “30 nor more than 60” in each of Section 1203(a) and 1203(c) of the First Supplemental Indenture and (2) deleting the following Sections, paragraphs or clauses of the First Supplemental Indenture and all references and definitions related thereto in their entirety:

Section 601(4), (5), (6) and (9) (Events of Default);

Clauses (2) and (3) of Section 901 (Company May Consolidate, Etc., Only on Certain Terms);

Section 902 (Subsidiary Guarantors May Consolidate, Etc., Only on Certain Terms);

Section 1104(b) (Statement by Officers as to Default);

Section 1105 (Existence);

Section 1107 (Payment of Taxes);

Section 1110 (Purchase of Notes Upon a Change of Control);

Section 1111 (Limitation on Indebtedness and Preferred Stock);

Section 1112 (Limitation on Restricted Payments);

Section 1113 (Limitation on Liens);

Section 1114 (Limitation on Restrictions on Distributions from Restricted Subsidiaries);

Section 1115 (Limitation on Sales of Assets and Subsidiary Stock);

Section 1116 (Limitation on Affiliate Transactions);

Section 1117 (Future Subsidiary Guarantors); and

Section 1118 (Payments for Consent).

Section 1.2 Amendments to Notes. The Notes are hereby amended to substitute the word “three” for “30” in each of the first and second paragraphs of the section captioned “Optional Redemption” and to delete all provisions inconsistent with the other amendments to the Indenture effected by this Supplemental Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the First Supplemental Indenture have the meanings specified in the First Supplemental Indenture.

Section 2.2 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control. This Supplemental Indenture relates solely to the Notes and not to any other series of Securities of the Company now or hereafter issued and outstanding.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Successors. All agreements of the Company and the Subsidiary Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 2.7 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.8 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company, pursuant to the Tender Offer, of a majority in principal amount of the outstanding Notes (excluding, for this purpose, any Notes owned by the Company or any of its Affiliates), with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.

Section 2.9 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of April 24, 2013, certain restrictive covenants of the Company and certain Events of Default have been eliminated and the minimum notice period for optional redemptions has been reduced from 30 to three Business Days, all as provided in the Fifth Supplemental Indenture, dated as of April 24, 2013. Reference is hereby made to such Fifth Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 2.10 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

Penn Virginia Corporation
(a Virginia corporation)

By:	/s/ Steven A. Hartman
Steven A. Hartman
Senior Vice President and Chief Financial Officer

GUARANTORS:

Penn Virginia Holding Corp.
(a Virginia corporation)
Penn Virginia Oil & Gas Corporation
(a Virginia corporation)
Penn Virginia Oil & Gas GP LLC
(a Delaware limited liability company)
Penn Virginia Oil & Gas LP LLC
(a Delaware limited liability company)
Penn Virginia MC Corporation
(a Virginia corporation)
Penn Virginia MC Energy L.L.C.
(a Delaware limited liability company)
Penn Virginia MC Operating Company L.L.C.
(a Delaware limited liability company)

By:	/s/ Steven A. Hartman
Steven A. Hartman
Senior Vice President and Chief Financial Officer

Penn Virginia Oil & Gas, L.P.
(a Texas limited partnership)
By: Penn Virginia Oil & Gas GP LLC, its general partner

By:	/s/ Steven A. Hartman
Steven A. Hartman
Senior Vice President and Chief Financial Officer

Signature Page to

Fifth Supplemental Indenture

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Patrick Giordano
Patrick Giordano
Vice President

Signature Page to

Fifth Supplemental Indenture